Exhibit (d)(58)
FORM OF
PACIFIC SELECT FUND
FEE SCHEDULE
LAZARD ASSET MANAGEMENT LLC
(Effective January 1, 2005)
Portfolios: Mid-Cap Value
     The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Mid-Cap Value Portfolio according to the following calculation:
(a)	0.35% of the first $1 billion of the Combined Assets as defined below,
0.30% on the next $1 billion of the Combined Assets, plus 0.25% on excess on Combined Assets above $2 billion; multiplied by

(b)	the ratio of each Portfolio’s average daily net assets over the Combined Assets.
For purposes of the above calculations, “Combined Assets” means the sum of the average daily net assets of the Mid-Cap Value Portfolio and International Value Portfolio of the Pacific Select Fund, and the average daily net assets of the PF Lazard Mid-Cap Value Fund and PF Lazard International Value Fund of Pacific Funds.
All Portfolios: Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be executed as of January 1, 2005.

PACIFIC LIFE INSURANCE COMPANY

BY:
Name:
Title:

BY:
Name:
Title:

LAZARD ASSET MANAGEMENT LLC

BY:	BY:
Name:	Name:
Title:	Title:

PACIFIC SELECT FUND

BY:
Name:
Title: